EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide Reports Second Quarter Fiscal 2020 Results

--Strength in E-commerce in all Brands--
-- Excellent Liquidity with Strong Positive Cash Flow--
--Declares Dividend of $0.25 per share--

ATLANTA, Sept. 03, 2020 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its second quarter of fiscal 2020, ended August 1, 2020.  As the effects of the COVID-19 pandemic continued to impact business in the second quarter, the Company remained focused on protecting the health and well-being of its employees and customers, the integrity of its brands, and preserving its liquidity.

Consolidated net sales were $192 million compared to $302 million in the second quarter of fiscal 2019. For the second quarter of fiscal 2020, the Company reported a loss of $0.37 per share on a GAAP basis and an adjusted loss per share of $0.38.  This compares with earnings per share of $1.76 on a GAAP basis and $1.84 on an adjusted basis in the second quarter of fiscal 2019.

In the second quarter of fiscal 2020, the Company incurred $9 million of charges on a GAAP basis related to credit losses, inventory markdowns and fixed asset and operating lease impairment.

Thomas C. Chubb III, Chairman and CEO, commented, “As the effects of the COVID-19 pandemic continue to impact our business, we remain focused on our top priorities – protecting our people and customers, supporting our brands, and preserving liquidity, while never losing sight of our goal of delivering long-term value to our shareholders. With this as a backdrop, we are encouraged by our overall second quarter performance, which reflects the strength of our brands and the resilience of our people in these unprecedented times.”

“During the second quarter we leaned heavily into our advanced digital capabilities to capitalize on the accelerated shift to online spending,” continued Mr. Chubb. “All of our brands positively contributed to the 52% year-over-year increase in e-commerce sales, with Lilly Pulitzer as the standout, up an extraordinary 142%. The Lilly Pulitzer product collection this summer was very strong, and in many ways offered exactly what the customer was looking for – fun, happy, easy to wear apparel.  The collection was highlighted by very effective digital marketing, to which we shifted more resources in the quarter.  A non-comp flash sale in June also added to the success of Lilly’s second quarter results. Historically, the Lilly website only offers sale items five days a year. To ensure excellent inventory control, an additional two day flash sale was held in the second quarter which generated $15 million of sales at a solid 40% margin.”

Mr. Chubb continued, “In contrast, consumer traffic in brick and mortar locations remained very challenging in the quarter, driving meaningful revenue decreases in our stores and restaurants.  In addition to operating under restricted hours and limited capacity, important markets which rely heavily on fly-in tourists, such as Hawaii, Las Vegas and New York City, were pressured even further.  Not surprisingly, our wholesale channel of distribution was also challenged, and wholesale sales in the quarter were less than half of what they were a year ago.”

“Given the conditions we’ve been operating under, I am very pleased with our ability to keep our inventory levels in check and reduce expenses for the quarter by $28 million compared to last year.  These actions helped fuel strong cash flow from operations and ensure we ended the second quarter in an excellent liquidity position.”

Mr. Chubb concluded, “As we move into the back half of the year, we will continue to face the challenges and uncertainties created by the pandemic. In the third quarter, which is typically our smallest quarter each year, we are expecting the year-over-year decline in bricks and mortar traffic to be slightly less pronounced than it was in the second quarter.  In addition, our Lilly Pulitzer flash sale, which has been a bright spot in the third quarter, is expected to be significantly smaller as some of the inventory that would have been available for the September event was pulled forward into the non-comp event in June. As a result of the reduced traffic, a smaller flash sale and continued softness at wholesale, we expect revenue to decline year over year at a rate similar to the second quarter. For the fourth quarter, while we don’t anticipate a significant rebound in brick and mortar traffic, we believe we will move closer to break-even and expect to return to profitability in fiscal 2021. I am confident that our amazing and talented people, our brands that speak to the happy times consumers long for, and the strength of our balance sheet will ensure our long-term success.”

Liquidity and Balance Sheet

Cash flow from operations for the second quarter of fiscal 2020 was $70 million compared to $73 million in the prior year period.

As of August 1, 2020, the Company had $97 million of cash and cash equivalents, $257 million of unused availability, and $65 million of borrowings outstanding under its revolving credit agreement.  In the prior year, the Company had $31 million of cash and cash equivalents and no borrowings outstanding.

The Company believes it has ample liquidity to satisfy its ongoing cash requirements in fiscal 2020 and for the foreseeable future.  These cash requirements generally consist of working capital and other operating activity needs, capital expenditures, which are expected to be approximately $30 million in fiscal 2020, interest payments on debt and dividends.

Inventory decreased 3% to $149 million at the end of the second quarter compared to $153 million in the prior year.

Second Quarter Fiscal 2020 Summary

  Consolidated net sales decreased 36% in the second quarter compared to the second quarter last year.  E-commerce grew 52% in the second quarter with growth in all of the Company’s branded businesses. The growth in e-commerce was offset by decreases in the retail, restaurant and wholesale channels of distribution.
  -- The Company, which temporarily closed its retail stores and restaurants in March, began a gradual reopening of locations in the second quarter.  At the time of this release, most stores and restaurants were open, but operating under restricted conditions for the safety of employees and customers.
  -- Retail and restaurant sales were 69% and 59% lower, respectively, and the wholesale channel decreased 55% year over year.
  Gross margin was 54.6% compared to 59.5%.  Gross margin decreased primarily due to an increase in promotional activity, including a non-comp flash sale at Lilly Pulitzer, and inventory markdowns.
  SG&A decreased 19% or $28 million to $116 million as cost savings measures were taken, primarily related to employment costs and occupancy costs partially offset by provisions for credit losses and asset impairments.
  The effective tax rate was a benefit of 30% compared to a charge of 25% in the second quarter of fiscal 2019.
  The Company reported a loss per share of $0.37 and, on an adjusted basis, a loss per share of $0.38.

Dividend

The Board of Directors declared a quarterly cash dividend of $0.25 per share, payable on October 30, 2020 to shareholders of record as of the close of business on October 16, 2020.  The Company has paid dividends every quarter since it became publicly owned in 1960.

Fiscal 2020 Outlook

Due to the significant uncertainty created by the COVID-19 pandemic, the Company is not providing a financial outlook for fiscal 2020.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 17, 2020 by dialing (412) 317-6671 access code 13708106.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of the current coronavirus (COVID-19) pandemic (which among other things, may affect many of the following risks); demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending for apparel and related products; costs of products as well as the raw materials used in those products; expected pricing levels; costs of labor; the timing of shipments requested by our wholesale customers; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; weather; fluctuations and volatility in global financial markets; retention of and disciplined execution by key management; the timing and cost of store and restaurant openings and remodels as well as other capital expenditures; acquisition and disposition activities, including our ability to timely recognize expected synergies from acquisitions; expected outcomes of pending or potential litigation and regulatory actions; the impact of any restructuring initiatives we may undertake in one or more of our business lines; access to capital and/or credit markets; the impact of the CARES Act and other legislation; changes in accounting standards and related guidance; and factors that could affect our consolidated effective tax rate, including estimated Fiscal 2020 taxable losses eligible for carry back to pre-U.S. Tax Reform periods. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 1, 2020 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2020. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	August 1,	August 3,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$97,089	$30,756
Receivables, net	28,920	59,176
Inventories, net	148,578	152,672
Prepaid expenses and other current assets	23,830	22,440
Total Current Assets	$298,417	$265,044
Property and equipment, net	180,284	189,410
Intangible assets, net	156,739	175,591
Goodwill	23,866	66,585
Operating lease assets	254,230	288,928
Other assets, net	39,013	24,636
Total Assets	$952,549	$1,010,194

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$47,904	$48,998
Accrued compensation	14,332	19,195
Current portion of operating lease liabilities	65,653	54,044
Accrued expenses and other liabilities	45,812	41,882
Total Current Liabilities	$173,701	$164,119
Long-term debt	65,000	—
Non-current portion of operating lease liabilities	255,935	290,133
Other liabilities	18,471	17,077
Deferred income taxes	7,892	19,916
Commitments and contingencies	—	—
Shareholders’ Equity
Common stock, $1.00 par value per share	16,876	17,035
Additional paid-in capital	151,720	145,123
Retained earnings	267,273	362,407
Accumulated other comprehensive loss	(4,319)	(5,616)
Total Shareholders’ Equity	$431,550	$518,949
Total Liabilities and Shareholders’ Equity	$952,549	$1,010,194

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Second Quarter		First Half
	Fiscal 2020	Fiscal 2019	Fiscal 2020	Fiscal 2019
Net sales	$191,988	$302,000	$352,331	$583,973
Cost of goods sold	87,251	122,175	153,520	238,379
Gross profit	$104,737	$179,825	$198,811	$345,594
SG&A	115,663	143,403	238,664	283,217
Impairment of goodwill and intangible assets	—	—	60,452	—
Royalties and other operating income	2,909	3,837	6,799	7,624
Operating (loss) income	$(8,017)	$40,259	$(93,506)	$70,001
Interest expense, net	676	419	1,334	1,090
(Loss) earnings before income taxes	$(8,693)	$39,840	$(94,840)	$68,911
Income tax (benefit) provision	(2,606)	10,004	(21,969)	17,418
Net (loss) earnings	$(6,087)	$29,836	$(72,871)	$51,493

Net (loss) earnings per share:
Basic	$(0.37)	$1.78	$(4.40)	$3.08
Diluted	$(0.37)	$1.76	$(4.40)	$3.05
Weighted average shares outstanding:
Basic	16,547	16,760	16,580	16,736
Diluted	16,547	16,907	16,580	16,878
Dividends declared per share	$0.25	$0.37	$0.50	$0.74

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Half
	Fiscal 2020	Fiscal 2019
Cash Flows From Operating Activities:
Net (loss) earnings	$(72,871)	$51,493
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Depreciation	23,092	19,402
Amortization of intangible assets	559	584
Impairment of goodwill and intangible assets	60,452	—
Equity compensation expense	3,566	3,791
Amortization of deferred financing costs	172	212
Deferred income taxes (benefit) expense	(8,648)	1,274
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	30,227	10,131
Inventories, net	3,986	7,680
Prepaid expenses and other current assets	1,584	3,825
Current liabilities	(3,609)	(31,983)
Other balance sheet changes	(14,186)	858
Cash provided by operating activities	$24,324	$67,267
Cash Flows From Investing Activities:
Purchases of property and equipment	(13,722)	(15,976)
Other investing activities	(3,000)	—
Cash used in investing activities	$(16,722)	$(15,976)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(170,312)	(122,241)
Proceeds from revolving credit arrangements	235,312	109,248
Repurchase of common stock	(18,053)	(894)
Proceeds from issuance of common stock	766	885
Repurchase of equity awards for employee tax withholding liabilities	(1,870)	(2,453)
Cash dividends declared and paid	(8,429)	(12,601)
Other financing activities	(459)	(1,033)
Cash provided by (used in) financing activities	$36,955	$(29,089)
Net change in cash and cash equivalents	$44,557	$22,202
Effect of foreign currency translation on cash and cash equivalents	72	227
Cash and cash equivalents at the beginning of year	52,460	8,327
Cash and cash equivalents at the end of the period	$97,089	$30,756

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Second Quarter			First Half
AS REPORTED	Fiscal 2020	Fiscal 2019	% Change	Fiscal 2020	Fiscal 2019	% Change
Tommy Bahama
Net sales	$95.3	$188.9	(49.6)%	$182.2	$353.6	(48.5)%
Gross profit	$53.6	$114.5	(53.2)%	$105.3	$218.0	(51.7)%
Gross margin	56.3%	60.6%		57.8%	61.7%
Operating (loss) income	$(12.7)	$23.2	NM	$(36.1)	$38.4	NM
Operating margin	(13.3)%	12.3%		(19.8)%	10.9%
Lilly Pulitzer
Net sales	$73.9	$75.6	(2.2)%	$123.0	$148.2	(17.0)%
Gross profit	$44.1	$51.8	(15.0)%	$75.8	$97.3	(22.1)%
Gross margin	59.6%	68.6%		61.6%	65.7%
Operating (loss) income	$16.3	$20.4	(20.5)%	$20.4	$35.7	(42.8)%
Operating margin	22.0%	27.1%		16.6%	24.1%
Lanier Apparel(1)
Net sales	$8.5	$20.5	(58.7)%	$19.2	$46.6	(58.9)%
Gross profit	$1.5	$5.8	(73.3)%	$4.4	$13.0	(66.2)%
Gross margin	18.3%	28.3%		22.9%	27.9%
Operating (loss) income	$(6.1)	$0.4	NM	$(8.8)	$1.8	NM
Operating margin	(72.6)%	2.0%		(45.7)%	3.8%
Southern Tide
Net sales	$8.8	$12.5	(29.3)%	$17.1	$26.6	(35.7)%
Gross profit	$3.0	$6.1	(51.6)%	$4.5	$13.3	(66.0)%
Gross margin	33.8%	49.3%		26.4%	50.0%
Operating (loss) income	$(1.0)	$1.8	NM	$(64.3)	$4.4	NM
Operating margin	(11.1)%	14.7%		(376.0)%	16.4%
Corporate and Other(1)
Net sales	$5.6	$4.6	20.9%	$10.8	$9.0	19.9%
Gross profit	$2.6	$1.6	66.1%	$8.9	$4.0	124.7%
Operating loss	$(4.5)	$(5.6)	21.0%	$(4.7)	$(10.2)	53.8%
Consolidated
Net sales	$192.0	$302.0	(36.4)%	$352.3	$584.0	(39.7)%
Gross profit	$104.7	$179.8	(41.8)%	$198.8	$345.6	(42.5)%
Gross margin	54.6%	59.5%		56.4%	59.2%
SG&A	$115.7	$143.4	(19.3)%	$238.7	$283.2	(15.7)%
SG&A as % of net sales	60.2%	47.5%		67.7%	48.5%
Operating (loss) income	$(8.0)	$40.3	NM	$(93.5)	$70.0	NM
Operating margin	(4.2)%	13.3%		(26.5)%	12.0%
(Loss) earnings before income taxes	$(8.7)	$39.8	NM	$(94.8)	$68.9	NM
Net (loss) earnings	$(6.1)	$29.8	NM	$(72.9)	$51.5	NM
Net (loss) earnings per diluted share	$(0.37)	$1.76	NM	$(4.40)	$3.05	NM
Weighted average shares outstanding - diluted	16.5	16.9	(2.1)%	16.6	16.9	(1.8)%

	Second Quarter			First Half
ADJUSTMENTS	Fiscal 2020	Fiscal 2019	% Change	Fiscal 2020	Fiscal 2019	% Change
LIFO adjustments(2)	$(0.4)	$0.7		$(3.6)	$0.8
Amortization of Lilly Pulitzer Signature Store intangible assets(3)	$0.1	$0.1		$0.1	$0.2
Lanier Apparel impairment charge(4)	$0.0	$0.0		$0.2	$0.0
Amortization of Southern Tide intangible assets(5)	$0.1	$0.1		$0.1	$0.1
Southern Tide impairment charge(6)	$0.0	$0.0		$60.2	$0.0
Tommy Bahama Japan charges(7)	$0.0	$0.6		$0.0	$0.6
Impact of income taxes(8)	$0.1	$(0.2)		$(9.1)	$(0.3)
Adjustment to net earnings(9)	$(0.2)	$1.2		$48.0	$1.4
AS ADJUSTED
Tommy Bahama
Net sales	$95.3	$188.9	(49.6)%	$182.2	$353.6	(48.5)%
Gross profit	$53.6	$114.5	(53.2)%	$105.3	$218.0	(51.7)%
Gross margin	56.3%	60.6%		57.8%	61.7%
Operating (loss) income	$(12.7)	$23.8	NM	$(36.1)	$39.0	NM
Operating margin	(13.3)%	12.6%		(19.8)%	11.0%
Lilly Pulitzer
Net sales	$73.9	75.6	(2.2)%	$123.0	$148.2	(17.0)%
Gross profit	$44.1	51.8	(15.0)%	$75.8	$97.3	(22.1)%
Gross margin	59.6%	68.6%		61.6%	65.7%
Operating (loss) income	$16.3	20.5	(20.4)%	$20.5	$35.9	(42.7)%
Operating margin	22.1%	27.2%		16.7%	24.2%
Lanier Apparel(1)
Net sales	$8.5	$20.5	(58.7)%	$19.2	$46.6	(58.9)%
Gross profit	$1.5	$5.8	(73.3)%	$4.4	$13.0	(66.2)%
Gross margin	18.3%	28.3%		22.9%	27.9%
Operating (loss) income	$(6.1)	$0.4	NM	$(8.6)	$1.8	NM
Operating margin	(72.6)%	2.0%		(44.7)%	3.8%
Southern Tide
Net sales	$8.8	$12.5	(29.3)%	$17.1	$26.6	(35.7)%
Gross profit	$3.0	$6.1	(51.6)%	$4.5	$13.3	(66.0)%
Gross margin	33.8%	49.3%		26.4%	50.0%
Operating (loss) income	$(0.9)	$1.9	NM	$(4.0)	$4.5	NM
Operating margin	(10.3)%	15.3%		(23.1)%	16.9%
Corporate and Other(1)
Net sales	$5.6	$4.6	20.9%	$10.8	$9.0	19.9%
Gross profit	$2.2	$2.3	(3.0)%	$5.2	$4.8	9.2%
Operating loss	$(4.8)	$(4.9)	1.9%	$(8.4)	$(9.4)	10.8%
Consolidated
Net sales	$192.0	$302.0	(36.4)%	$352.3	$584.0	(39.7)%
Gross profit	$104.3	$180.5	(42.2)%	$195.2	$346.4	(43.7)%
Gross margin	54.4%	59.8%		55.4%	59.3%
SG&A	$115.5	$142.7	(19.0)%	$238.4	$282.3	(15.6)%
SG&A as % of net sales	60.2%	47.2%		67.7%	48.3%
Operating (loss) income	$(8.3)	$41.7	NM	$(36.4)	$71.7	NM
Operating margin	(4.3)%	13.8%		(10.3)%	12.3%
(Loss) earnings before income taxes	$(8.9)	$41.3	NM	$(37.8)	$70.7	NM
Net (loss) earnings	$(6.2)	$31.0	NM	$(24.9)	$52.9	NM
Net (loss) earnings per diluted share	$(0.38)	$1.84	NM	$(1.50)	$3.13	NM

	Second Quarter	Second Quarter	First Half
	Fiscal 2020	Fiscal 2019	Fiscal 2020	Fiscal 2019
	Actual	Actual	Actual	Actual
Net (loss) earnings per diluted share:
GAAP basis	$(0.37)	$1.76	$(4.40)	$3.05
LIFO adjustments(10)	(0.01)	0.03	(0.14)	0.04
Amortization of recently acquired intangible assets(11)	0.01	0.01	0.01	0.01
Impairment of goodwill and intangible assets(12)	0.00	0.00	3.02	0.00
Tommy Bahama Japan charges(13)	0.00	0.03	0.00	0.03
As adjusted(9)	$(0.38)	$1.84	$(1.50)	$3.13

(1) As of the First Quarter of Fiscal 2020, the Duck Head(R) operations are included in Corporate and Other, whereas the operations were previously included in Lanier Apparel. Lanier Apparel and Corporate and Other amounts for prior periods have been restated to conform to the current period presentation. During the full year of Fiscal 2019, Duck Head net sales and operating loss were $2.0 million and $0.5 million, respectively.
(2) LIFO adjustments represents the impact on cost of goods sold resulting from LIFO accounting adjustments. These adjustments are included in Corporate and Other.
(3) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(4) Lanier Apparel impairment charge represents the impairment related to a trademark acquired in a prior year. This charge is included in impairment of goodwill and intangible assets in Lanier Apparel.
(5) Amortization of Southern Tide intangible assets represents the amortization related to the customer relationship intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(6) Southern Tide impairment charge represents the impairment related to goodwill and intangible assets related to Southern Tide. This charge is included in impairment of goodwill and intangible assets in Southern Tide.
(7) Tommy Bahama Japan charges represents the impact of the restructuring and exit of the Tommy Bahama Japan operations. These charges are included in SG&A in Tommy Bahama.
(8) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated effective tax rate on current year earnings in the respective jurisdiction.
(9) Amounts in columns may not add due to rounding.
(10) LIFO adjustments represents the impact, net of income taxes, on net (loss) earnings per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(11) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net (loss) earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(12) Impairment of goodwill and intangible assets represents the impact, net of income taxes, on net (loss) earnings per diluted share resulting from the impairment charges in Southern Tide and Lanier Apparel. Due to the non-deductibility of $18 million of Southern Tide goodwill amounts, the effective tax rate on these impairment charges for goodwill and intangible assets was 17%.
(13) Tommy Bahama Japan charges represents the impact, net of income taxes, on net (loss) earnings per diluted share of the restructuring and exit of the Tommy Bahama Japan operations.

Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2020
Tommy Bahama
Full-price retail store	111	110	107	—	—
Retail-restaurant	16	18	19	—	—
Outlet	35	35	35	—	—
Total Tommy Bahama	162	163	161	—	—
Lilly Pulitzer	61	61	59	—	—
Southern Tide	1	1	2	—	—
Oxford Total	224	225	222	—	—
Fiscal 2019
Tommy Bahama
Full-price retail store	113	113	113	111	111
Retail-restaurant	17	17	17	17	16
Outlet	37	37	37	37	35
Total Tommy Bahama	167	167	167	165	162
Lilly Pulitzer	62	63	63	63	61
Southern Tide	—	—	—	—	1
Oxford Total	229	230	230	228	224